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                  AMENDMENT NO. 8
                       TO
           LOAN AND SECURITY AGREEMENT
          DATED AS OF SEPTEMBER 7, 1994

          THIS AMENDMENT NO. 8 dated as of November 14, 1996 (this "Amendment") is entered into among BANKAMERICA BUSINESS CREDIT, INC., a Delaware corporation ("BABC"), THE BANK OF NEW YORK COMMERCIAL CORPORATION, a New York corporation ("BNYCC"), (BABC and BNYCC being hereinafter referred to collectively as the "Majority Lenders"), BANKAMERICA BUSINESS CREDIT, INC., a Delaware corporation, as agent for the "Lenders" (as defined below)(in such capacity as agent, the "Agent"), LACLEDE STEEL COMPANY, a Delaware corporation (the "Parent"), LACLEDE CHAIN MANUFACTURING COMPANY, a Delaware corporation ("Laclede Chain"), and LACLEDE MID AMERICA INC., an Indiana corporation ("Laclede Mid America") (the Parent, Laclede Chain and Laclede Mid America being sometimes hereinafter referred to collectively as the "Borrowers" and each of the Parent, Laclede Chain and Laclede Mid America being sometimes hereinafter referred to individually as a "Borrower").

              W I T N E S S E T H:

          WHEREAS, the Borrowers, the Majority Lenders, The Boatmen's
National Bank of St. Louis, a national banking association ("Boatmen's)(the Majority Lenders and Boatmen's and their successors and assigns being hereinafter referred to collectively as the "Lenders") and the Agent are parties to a certain Loan and Security Agreement dated as of September 7, 1994 (the "Loan Agreement"); and

          WHEREAS, the Loan Agreement was amended by (a) Amendment No. 1 dated as of February 15, 1995, (b) Amendment No. 2 dated as of May 10, 1995,
(c) Amendment No. 3 dated as of June 1, 1995, (d) Amendment No. 4 dated as of December 7, 1995, (e) Amendment No. 5 dated as of January 26, 1996, (f) Amendment No. 6 dated as of June 26, 1996, and (g) Amendment No. 7 dated as of July 30, 1996 (the Loan Agreement, as so amended, being hereinafter referred to as the "Amended Loan Agreement," capitalized terms used herein without definition having the meanings given such terms in the Amended Loan Agreement); and

          WHEREAS, the Borrowers, the Majority Lenders and the Agent have agreed to amend the Amended Loan Agreement on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Majority Lenders and the Agent hereby agree as follows:

          Section 1.  Amendment of the Amended Loan Agreement.
Effective as of November 14, 1996, subject to the fulfillment of the conditions precedent set forth in Section 3 below, the Amended Loan Agreement is amended as follows:

          (a) The definition of "Redeemable Preferred Stock" contained in Section 1.1 is amended and restated as follows:

               "Redeemable Preferred Stock" means the Parent's six percent (6.0%) redeemable preferred capital stock, no par value per share, 416,667 shares of which were issued on August 1, 1996, and which was recapitalized on October 28, 1996.

          (b) Section 3.1(c) is amended to delete the last two sentences thereof, with any interest rate reduction that might have become available to any Borrower pursuant thereto being unavailable for any period prior to or on or after the date of this Amendment.

          (c) Section 5.10(b) is amended and restated as follows:

               (b) Each Borrower will conduct a physical count of its Inventory constituting pipe not less frequently than once every four (4) months, and shall promptly supply the Agent, in sufficient copies for distribution by the Agent to each Lender, with a copy of such count accompanied by a report of the value of such inventory (valued at the lower of cost or market value). Each Borrower will maintain such perpetual inventory reporting systems as are in place on the Closing Date.

          (d) The second and third sentences of Section 8.10(a) are amended and restated as follows:

          In addition to the foregoing, the Parent may declare and pay dividends on the Convertible Preferred Stock to the extent dividends would have been permitted to be paid under that certain Indenture of Trust dated as of October 1, 1976, between the City of Alton, Illinois, and St. Louis Union Trust Company, as Trustee, as in effect on July 30, 1996, with respect to the Pollution Control Bonds. Nothing contained in this Section 8.10 or elsewhere in this Agreement shall be construed to permit the redemption by the Parent of any of the Redeemable Preferred Stock or Convertible Preferred Stock during the term of this Agreement.

          (e) Section 8.24 is amended to delete "1.00 to 1.00" appearing in the table contained therein and to substitute "No required ratio" therefor.

          (f) Section 8.25 is amended to delete (1) "minus (c) the aggregate amount of redemptions of the Redeemable Preferred Stock made in accordance with Section 8.10(a)" and to substitute "minus (c) for the quarter ending December 31, 1996 only, the amount of the one-time noncash charge, not to exceed $3,500,000, as a result of the pension benefit effect of the early retirement during 1996 of certain of the Parent's union employees employed at the Parent's Alton steel mill plant located in Alton, Illinois", (2) the amount "$27,000,000" appearing opposite the date "12/31/96" and to substitute the amount "$23,000,000" therefor, and (3) "minus (c) the aggregate amount of redemptions of the Redeemable Preferred Stock made in accordance with Section 8.10(a)," and to reletter clause (d) as clause (c).

          (g)  Section 8.28 is amended and restated as follows:

               8.28 Consolidated Pretax Loss Amount. The Borrowers shall not permit the Consolidated Pretax Loss, calculated as of the last day of each period specified below, to exceed for the period indicated the amount indicated opposite such period:

               Period                      Amount

          01/01/96 - 03/31/96           ($ 4,300,000)
          01/01/96 - 06/30/96           ($ 9,000,000)
          01/01/96 - 09/30/96           ($12,000,000)
          01/01/96 - 12/31/96           ($18,500,000)

          For purposes of this Section 8.28, Consolidated Pretax Loss shall be calculated without regard to the amount of the one-time noncash charge, not to exceed $3,500,000, as a result of the pension benefit effect of the early retirement during 1996 of certain of the Parent's union employees employed at the Parent's Alton steel mill plant located in Alton, Illinois.

          (h) Section 10.1(t) is amended and restated as follows:

               (t) The Recapitalization shall not have been consummated on or prior to June 30, 1997, or any of the Redeemable Preferred Stock shall be redeemed.

          Section 2. Waiver. The Agent and the Majority Lenders hereby waive the Events of Default that have arisen as a result of (a) the Borrowers' failure to maintain a Consolidated Adjusted Net Worth, determined as of September 30, 1996, of not less than (i) $6,250,000 (the aggregate amount of the proceeds received from the sale of the Redeemable Preferred Stock) plus $26,300,000; (b) the Borrowers' Consolidated Pretax Loss exceeding ($12,000,000) for the period commencing on January 1, 1996 and ending on September 30, 1996; and (c) the Borrowers' failure to distribute the proxy statement in connection with the Recapitalization to the Parent's shareholders on or prior to September 30, 1996.

          Section 3. Conditions to Amendment. This Amendment shall become effective upon the satisfaction of the following conditions precedent:

          (a) The Agent shall have received, in immediately available funds, for the ratable account of the Lenders, an accommodation fee in the amount of $150,000, which accommodation fee shall be fully earned on the date on which this Amendment shall become effective.

          (b) The Agent shall have received six counterparts of this Amendment, executed by each Borrower and each of the Majority Lenders, and the Agent shall have executed this Amendment.

          Section 4. Representations and Warranties. Each Borrower hereby represents and warrants that (i) this Amendment constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, (ii) the representations and warranties contained in the Amended Loan Agreement are correct in all material respects as though made on and as of the date of this Amendment, and (iii) no Event of Default has occurred and is continuing.

          Section 5.  Reference to and Effect on the Amended Loan
Agreement.

          (a) Upon the effectiveness of this Amendment, each reference in the Amended Loan Agreement to "this Agreement", "hereunder", "hereof", "herein", or words of like import shall mean and be a reference to the Amended Loan Agreement, as amended hereby, and each reference to the Amended Loan Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Amended Loan Agreement shall mean and be a reference to the Amended Loan Agreement, as amended hereby.

          (b)  Except as specifically amended above, the Amended Loan
Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

          (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders under the Amended Loan Agreement, nor constitute a waiver of any provision of the Amended Loan Agreement, except as specifically set forth herein.

          Section 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

          Section 7. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of laws provisions) of the State of Illinois.

          Section 8.  Legal Fees.  The Borrowers agree to pay to the
Agent, for its benefit, on demand, all costs and expenses that the Agent pays or incurs in connection with the negotiation, preparation, consummation, administration, enforcement and termination of this Amendment, including, without limitation, the allocated costs of the Agent's in-house counsel fees.
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          Section 9.  Section Titles.  The section titles contained in this Amendment are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of November 14, 1996.


                              LACLEDE STEEL COMPANY


             By:________________________________
                                 Vice President


                         LACLEDE CHAIN MANUFACTURING COMPANY


             By:________________________________
                                 Vice President


                              LACLEDE MID AMERICA INC.


             By:________________________________
                                 Vice President


                         BANKAMERICA BUSINESS CREDIT, INC., as the Agent


             By:________________________________
                                 Vice President


                              BANKAMERICA BUSINESS CREDIT,
                              INC., as a Lender and one of
                              the Majority Lenders


             By:________________________________
                                 Vice President


                              THE BANK OF NEW YORK
                              COMMERCIAL CORPORATION, as a
                              Lender and one of the
                              Majority Lenders


             By:________________________________
                                 Vice President